UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.   )

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SPAR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE TO STOCKHOLDERS

To The Stockholders of SPAR Group, Inc.

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the "Common Stock") of SPAR Group, Inc., a Delaware corporation (the "Corporation"), as of the close of business on the record date, July 17, 2018. The purpose of the Information Statement is to notify our stockholders that on June 29, 2018, the Corporation received a written consent in lieu of a meeting of stockholders (the "Initial Consent") from Robert G. Brown and William H. Bartels, the holders of a combined 59% of the issued and outstanding shares of Common Stock (together, the "Majority Stockholders"). On July 5, 2018, the Corporation received an additional counterpart written consent action (together with the Initial Consent, the "Written Consents") from Cede & Co. representing approximately 1,000,000 shares of Common Stock, which amount is included in the Majority Stockholders' combined ownership noted above (the "Majority Stockholders"). The Written Consents adopted resolutions which approved the appointment of Mr. Jeffrey Mayer as a director of the Corporation, effective immediately after all of the notices, filings and other conditions under applicable law have been satisfied, which must occur at least twenty calendar days following the Corporation's delivery of this Information Statement to our stockholders (the "Effective Time"). To create the vacancy to be filled by Mr. Mayer's appointment to the Board of Directors of the Corporation (the "Board"), Mr. Lorrence Kellar will retire from his director role immediately prior to the Effective Time.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the Majority Stockholders. The resolutions will become effective at least twenty calendar days after this Information Statement is first mailed to our stockholders. Mr. Mayer will accept his appointment as director upon the Effective Time.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The enclosed Information Statement is being furnished to you to inform you that the foregoing unilateral actions have been approved by the Majority Stockholders. Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their majority ownership of Common Stock without any action by the Board, no other stockholder consents will be solicited in connection with the matters described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

This Information Statement is being mailed on or about August [__], 2018 to shareholders of record on July 17, 2018.

By Order of the Board of Directors
/s/James R. Segreto
James R. Segreto Secretary, Treasurer and Chief Financial Officer

August [__], 2018

White Plains, New York

SPAR GROUP, INC.

333 Westchester Avenue

South Building, Suite 204

White Plains, New York 10604

(914) 332-4100

_________________

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

_________________

NO VOTE OR OTHER ACTION OF THE CORPORATION'S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the "Common Stock") of SPAR Group, Inc., a Delaware corporation ("we", "us", "our", the "Corporation", or "SGRP", and together with SGRP's subsidiaries, the "Company"), as of the close of business on the record date July 17, 2018. The purpose of the Information Statement is to notify our stockholders that on June 29, 2018, the Corporation received a written consent in lieu of a meeting of stockholders (the "Initial Consent") from Robert G. Brown and William H. Bartels, the holders of a combined 59% of the issued and outstanding shares of Common Stock (together, the "Majority Stockholders"). On July 5, 2018, the Corporation received an additional counterpart written consent action (together with the Initial Consent, the "Written Consents") from Cede & Co. representing approximately 1,000,000 shares of Common Stock, which amount is included in the Majority Stockholders' combined ownership noted above (the "Majority Stockholders"). The Written Consents adopted resolutions which unilaterally approved the selection, appointment and election of Mr. Jeffrey Mayer as a director of the Corporation, effective immediately after all of the notices, filings and other conditions under applicable law have been satisfied, which must occur at least (and likely will occur approximately) twenty calendar days following the Corporation's delivery of this Information Statement to our stockholders (the "Effective Time"). To create the vacancy to be filled by Mr. Mayer's appointment to the Board of Directors of the Corporation (the "Board"), Mr. Lorrence Kellar will retire from his director role immediately prior to the Effective Time.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the Majority Stockholders. The resolutions will become effective at least twenty calendar days after this Information Statement is first mailed to our stockholders. Mr. Mayer will accept his appointment as director upon, and Mr. Kellar will retire as a director immediately prior to, the Effective Time.

Because the Majority Stockholders have voted in favor of the foregoing actions and have sufficient voting power to approve such actions through their majority ownership of Common Stock without the approval or participation of any other stockholder, no other stockholder consents are required or will be solicited in connection with the matters described in this Information Statement. The Board is not soliciting your proxy in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

The Corporation has determined that July 17, 2018, is the date closest to the dates of the Written Consents for which the required stockholder information can be obtained (which includes inquiries through its transfer agent, DTC, and a broker search), so July 17, 2018, is the effective record date for determining the stockholders entitled to notice of the above noted actions (the "record date"). This Information Statement is being mailed on or about August [__], 2018 to shareholders of record on the record date.

A copy of the Majority Stockholders' consent is attached as Exhibit 99.1 to the Corporation's Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the "SEC") on July 6, 2018 and is incorporated herein by reference.

DISTRIBUTION AND COSTS

The Corporation will pay all costs associated with the distribution of this Information Statement, including the costs of broker searches, printing and mailing. In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our phone number and address noted above.

Stockholders may also address future requests regarding delivery of information statements by contacting us at the phone number and address noted above.

APPOINTMENT AND ELECTION OF A NEW DIRECTOR

Appointment and Election of Mr. Jeffrey Mayer as a Director

Mr. Jeffrey Mayer has been unilaterally selected, appointed and elected by the Majority Stockholders to serve on the Board until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified.

The age, principal occupation and certain other information respecting Mr. Mayer and each director are stated under the caption The Board of Directors of the Corporation, below. Except for Mr. Mayer, each director was approved and recommended by the Governance Committee (see below) and nominated by the Board at a meeting on April 10, 2018.

Each director and Mr. Mayer has agreed to serve as a Director of SGRP.

Other than the arrangement or agreement of the Majority Stockholders (i.e., Mr. Brown and Mr. Bartels) to act as a group and to unilaterally put Mr. Mayer on the Board, no arrangement or understanding exists between any director and any other person or persons pursuant to which any director was or is to be selected as a Director. Peter Brown is the nephew of Robert G. Brown, who is currently SGRP's Chairman Emeritus and a significant stockholder of SGRP, and formerly a Director and Chairman of SGRP. Except for Peter Brown, none of the directors has any family relationship to any other nominee or to any executive officer of the Corporation. However, Mr. Olivier is an Executive and Officer of SGRP and Mr. Bartels is an Officer and significant stockholder of SGRP.

Retirement of Mr. Lorrence T. Kellar as a Director

Mr. Lorrence T. Kellar has announced his intent to retire as an independent director from the Board and as a member of its Audit, Compensation, Governance and Special Committees, effective immediately prior to the Effective Time of Mr. Mayer's appointment as a director, but Mr. Kellar has not officially retired to date. The size of the Board will not change because the vacancy created by Mr. Kellar's retirement will be filled by Mr. Mayer, but the Board's Audit, Compensation, Governance and Special Committees will be automatically reduced to three, effective upon Mr. Kellar's actual retirement.

Majority of the Board No Longer Independent

As a result of the retirement of Mr. Kellar and appointment of Mr. Mayer, the Board will have only three independent directors, which is less than a majority of the seven-member Board, although the Board's Audit, Compensation, Governance and Special Committees will continue to consist of only the three remaining independent directors as required by their respective charters.

The Governance Committee and the Board have determined that that the Board should always have a majority of independent directors, and on July 5, 2018, the Board, based (in part) on the recommendations of its Governance Committee, amended SGRP's By-Laws (as amended through July 5, 2018, the "Restated By-Laws") to require that: "whether or not required by applicable law, a majority of the members of the Board shall be independent directors and free from any relationship that, in the opinion of both the Audit Committee and Governance Committee, would interfere with the exercise of his or her independent judgment as a director and/or member of that committee as if he or she were a member of that committee (whether or not such a member) as provided in Section II(2) of their respective committee charters".

Each Charter of each Board Committee requires that each member be an independent director, free from any relationship [business, financial, family or otherwise] that, in the [reasonable] opinion of the Board/Committee, would interfere with the exercise of his or her independent judgment as a member of the Committee, and be an independent director in accordance with SEC and Nasdaq Rules.

The Governance Committee's Charter requires that it make each determination of independence.

The Board and its Governance Committee will continue to seek two independent directors to serve on the Board following Mr. Kellar's retirement in order to have a majority of independent directors on the Board. The Board and its Governance Committee have identified potential candidates and have begun diligence and discussions with them. Upon identifying an acceptable candidate who is willing to serve as an independent director on the Board and its Committees, the Board intends to increase the fixed size of the Board and its Committees as necessary and appoint any new independent director to the Board and its Committees.

Only Arthur B. Drogue, R. Eric McCarthey, Lorrence T. Kellar (who is retiring immediately prior to the Effective Time), and Jack W. Partridge have been determined to be independent by the Governance Committee.

Mr. Olivier is an Executive and Officer of SGRP and Mr. Bartels is an Officer and significant stockholder of SGRP, so neither of them is considered independent.

Peter W. Brown ("Peter Brown") is not considered independent because Peter W. Brown is an affiliate and related party in respect of the Corporation and was proposed by Mr. Robert G. Brown to represent the Brown family interests. He works for and is a stockholder of SAS (see below) and certain of its affiliates, the nephew of Mr. Robert G. Brown (a current significant stockholder of SGRP and SGRP's former Chairman and director), is a director of SPAR BSMT and owns EILLC, which owns 10% interest in the Corporation's Brazilian subsidiary. Peter W. Brown also is, and since 2013 has been, a director of Affinity Insurance, Ltd (see the caption Affinity Insurance, below).

Mr. Mayer is not considered independent because he was unilaterally selected, appointed and elected by Mr. Brown and Mr. Bartels.

INTEREST IN OR OPPOSITION TO STOCKHOLDER ACTIONS

Mr. Mayer was not nominated or appointed by the Board or its Governance Committee. Mr. Mayer had no support in the Governance Committee, and he was never reported out by it to the Board for consideration. Of all of the Board members, only Mr. Bartels (and Robert G. Brown before his retirement as a director in May 2018) argued for his consideration.

The Majority Stockholders (i.e., Mr. Brown and Mr. Bartels) had asked the Governance Committee to consider Mr. Mayer as a potential Board candidate in order to add unspecified legal expertise to the Board. The Governance Committee did so, and after extensive deliberation, the Governance Committee determined that Mr. Mayer had limited legal experience in unrelated areas that is far from recent, does not satisfy any of the SGRP nomination standards for a director, is not the right candidate to serve on the SGRP Board, and, if unilaterally appointed to the Board by the unilateral action of Majority Stockholders, will not be considered an independent director.

The Governance Committee reported to the Board and the Majority Stockholders that Mr. Mayer would not be nominated or recommended to the Board by the Governance Committee, but the Governance Committee would consider other suitable candidates with relevant legal expertise. The Majority Stockholders insisted on Mr. Mayer and thereafter filed amendments to their respective Schedule 13Ds with the SEC on June 1, 2018 and executed the Written Consents to unilaterally appoint Mr. Mayer to the Board.

Mr. Mayer will not be named a member of any of the committees of the Board because he will not be an independent director (as required by all of the Corporation's Committee Charters). For his service as a director, Mr. Mayer will receive compensation as set forth in further detail under the captions "Compensation of Directors" and "Discussion of Directors' Compensation" herein.

THE BOARD OF DIRECTORS OF THE CORPORATION

The Board is responsible for overseeing the management, policies and direction of the Corporation and its subsidiaries, both directly and through its committees (See "Corporate Governance" below). The current members of the Board are set forth below, except with respect to Mr. Mayer, who will not become a director until the Effective Time (and immediately prior to which Mr. Kellar will retire as a director):

Name	Age	Position with SPAR Group, Inc.
Christiaan M. Olivier	53	Chief Executive Officer, President and Director
Arthur B. Drogue (1)	72

Chairman of the Board, Lead Director, Independent Director, and the Chairman of the Governance Committee (upon Mr. Kellar's retirement), and the Chairman of the Special Subcommittee of the Audit Committee

William H. Bartels	74	Vice Chairman and Director
Jack W. Partridge (1)	72	Independent Director and Chairman of the Compensation Committee
Lorrence T. Kellar (1)	80	Independent Director and the Chairman of the Governance Committee (who is retiring immediately prior to the Effective Time)
R. Eric McCarthey (1)	62	Independent Director and Chairman of the Audit Committee
Peter W. Brown	37	Director
Jeffrey Mayer	67	Director (as of the Effective Time)

(1) Member of the Governance, Compensation and Audit Committees and Special Subcommittee of the Audit Committee

Christiaan M. Olivier serves as the Chief Executive Officer, President and a Director of SGRP and has held such positions since his appointment as Chief Executive Officer of SGRP on September 5, 2017. With over 25 years as a retail executive he has successfully led global organizations bringing positive transformation in the areas of strategy, business development, sales, marketing, client service and operations. His ability to unite groups and executives have continually grown revenue and client base within each company he has served. Prior to joining SGRP, Mr. Olivier served as President of Retail Activation with the Omnicom Group, and during his tenure there he considerably increased new business. Before that, he was President at Advantage Sales and Marketing, where he managed sales and marketing. Mr. Olivier was also Chief Executive Officer at the Smollan Group, a sales and marketing service firm located in South Africa. The Board concluded that Mr. Olivier should be a director of the Corporation because he serves as the Chief Executive Officer of the Corporation and because of his extensive experience in senior management in retail marketing and services.

Arthur B. Drogue is Chairman of the Board, has served in that capacity since May 2018, and has served as a Director of SGRP since January 2013. He has served as the Lead Director of the Board since May of 2016, as the Chairman of the Governance Committee of SGRP since May 2015, and as Chairman of the newly formed Special Subcommittee of the Audit Committee since April 2017. Mr. Drogue also is a member of the Audit Committee and Compensation Committee. Mr. Drogue was Senior Vice President of Sales and Customer Development for the Americas at Unilever during 2009 and 2010. Prior to that, he led Unilever's U.S. Sales and Customer Development organization through eight years of outstanding growth and earnings success while merging six separate companies into one of the U.S's preeminent consumer packaged goods companies with over $12 billion in annual sales. His previous professional experience includes senior management positions at Best Foods, Nabisco, Northeastern Organization (a/k/a NEO), and General Mills. Mr. Drogue also has held positions on several corporate and industry boards and has received numerous awards for his achievements. He has served on the board of GS1 U.S, has served as Chairman of the Board of Apollo Foods, has served as an Operating Partner at Raptor consumer Fund, and in addition to his board service at SGRP, he currently serves on the board of J.M. Global Holdings, serves as Chairman of the Board of Demers Foods, serves on the board of Ruiz Foods chairing the Governance committee and serves on the Audit committee. Mr. Drogue is also a founding partner of The Resource Team, a consulting practice focusing on the consumer packaged goods industry. He has earned the Board Fellow distinction in the National Association of Corporate Directors (a/k/a NACD) having completed the Board Professional and Board Masters courses. The Board concluded that Mr. Drogue should be a director of the Corporation because of his extensive experience as a director and senior manager of companies in the retail industry.

William H. Bartels serves as the Vice Chairman and a Director of SGRP and has held such positions since July 8, 1999 (the effective date of the Merger). Prior to the Merger, Mr. Bartels had served as the Vice Chairman, Secretary, Treasurer and Senior Vice President of the SPAR Marketing Companies since 1979. The Board concluded that Mr. Bartels should be a director of the Corporation because of his extensive experience in retail marketing and services and his in-depth knowledge of the Corporation.

Jack W. Partridge serves as a Director of SGRP and has done so since January 29, 2001. He has served as the Chairman of the Compensation Committee of SGRP since May 9, 2003 and also is a member of the Audit Committee, the Governance Committee and the newly formed Special Subcommittee of the Audit Committee. Mr. Partridge, now retired, served as President of Partridge & Associates, Inc. from 2000 to 2012. He previously served as Vice Chairman of the Board of The Grand Union Company from 1998 to 2000. Mr. Partridge's service with Grand Union followed a distinguished 23-year career with The Kroger Company, where he served as Group Vice President, Corporate Affairs, and as a member of the Senior Executive Committee, as well as various other executive positions. He has provided leadership for a broad range of civic, cultural and industry organizations. He currently serves as a member of the board of GlobalWorx, Inc. The Board concluded that Mr. Partridge should be a director of the Corporation because he is an accomplished business executive with extensive experience in senior management in retail marketing and services.

Lorrence T. Kellar serves as a Director and has done so since April 2, 2003. Mr. Kellar also is a member of the Audit Committee, Compensation Committee and Governance Committee and the newly formed Special Subcommittee of the Audit Committee. Mr. Kellar had a 31-year career with The Kroger Company ("Kroger"), where he served in various financial capacities, including Group Vice President for real estate and finance, and earlier, as Corporate Treasurer. He was responsible for all of Kroger's real estate activities, as well as facility engineering, which coordinated all store openings and remodels. Mr. Kellar subsequently served as Vice President, real estate, for Kmart and then as Vice President of Continental Properties Company, Inc., a retail real estate developer, until November 2009. Mr. Kellar is a trustee of the Acadia Realty Trust. He also is a major patron of the arts and has served as Chairman of the Board of the Cincinnati Ballet. The Board concluded that Mr. Kellar should be a director of the Corporation because of his extensive experience in senior management and financial matters in retail marketing and services. Mr. Kellar is retiring immediately prior to the Effective Time.

R. Eric McCarthey joined the Board of SGRP as of November 2015, has served as the Chairman of the Audit Committee since May 2016, and is a member of the Compensation and Governance Committees and the newly formed Special Subcommittee of the Audit Committee. Mr. McCarthey is currently CEO of Shelty-Viking Capital Group, LLC, a private equity holding company with principal ownership in various firms. He is the Chairman of the Atlanta chapter of National Association of Corporate Directors. Mr. McCarthey had a 30-year career with The Coca-Cola Company and was most recently Senior Vice President, Global Commercial/Commercial/Customer Strategic Planning & Execution. He had served in several global leadership roles throughout his career with The Coca-Cola Company. Mr. McCarthey also serves on the boards of two privately held companies, Interra International, where he is Chairman of the Strategy Committee and Saulsbury Industries, where he is Chairman of the Governance Committee. He had previously served on the boards of Standard Register as Chairman of the Strategy Committee until the company was sold in 2016 and Global Imaging as Chairman of the Audit Committee until the company was sold in 2007. The Board concluded that Mr. McCarthey should be a director of the Corporation because of his extensive experience in senior management and financial matters in retail marketing and services.

Peter W. Brown has served as a director of SGRP since May 2018 and previously served as a Board Observer to SGRP's Board of Directors from 2014 through December 2016. Mr. Brown serves as a director of SGRP's Brazilian subsidiary, SPAR BSMT and owns EILLC (which owns 10% SPAR BSMT). He also has served as a director of Business Ideas Provider, LTD, since 2012, and as a director of Affinity Insurance, LTD, since 2013. Mr. Brown received a BS from the University of Massachusetts's School of Natural Science and an MBA from the University of Massachusetts's Isenberg School of Management. The Board concluded that Mr. Brown should be a director of the Corporation because he was proposed and strongly endorsed by Mr. Robert G. Brown to represent the Brown family interests following Mr. Robert G. Brown's retirement.

Jeffrey Mayer has had a long career as an entrepreneur and executive in the energy industry. Since 2011, Mr. Mayer founded and served as President and CEO of Soluxe Inc., and chairman of its subsidiaries, Solomon Energy Inc. and Solomon Energy Advisors LLC. Since 2015, Mr. Mayer served as advisor to and venture partner of Oak Investment Partners. Since 2016, Mr. Mayer founded and served as an executive director of Speedy Translation Services. In 1999, Mr. Mayer founded, and through 2011 served as CEO and President of, MXenergy, which was an SEC reporting entity. From 1993 through 1999, Mr. Mayer served as a managing director of AIG Trading Corporation and Sempra Energy Trading Company and as President of AIG Securities Corporation and AIG Clearing Corporation. From 1999 through 2005, Mr. Mayer served as a member of the Risk Oversight Committee of Northeast Utilities and consultant to Northeast Utilities and to the Chicago Board of Trade Clearing Corporation. From 1987 through 1993, Mr. Mayer served as a Vice President of Goldman Sachs & Co., and from 1984 through 1987, Mr. Mayer served as the chief counsel of the J. Aron Commodities Division of Goldman Sachs & Co. From 1979 through 1983, Mr. Mayer served as an attorney with Barrett Smith Schapiro Simon & Armstrong in New York, NY. Mr. Mayer is a graduate of Yale University (B.A. 1973) and New York University (L.L.B. 1978). Mr. Mayer has been unilaterally selected, appointed and elected by the Majority Stockholders to serve on the Board without any official explanation by them in the Written Consents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of SGRP's Common Stock as of July 17, 2018, by: (i) each person (or group of affiliated persons) who is known by SGRP to own beneficially more than 5% of SGRP's Common Stock; (ii) each of SGRP's directors; (iii) each of the Named Executives and Officers in the Summary Compensation Table (other than R. Scott Popaditch and Jill M. Blanchard, who resigned from the Corporation on May 15, 2017 and August 23, 2016, respectively); and (iv) SGRP's directors and executives as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by such persons, have sole voting and sole investment power with respect to all shares of common and preferred stock shown as beneficially owned by them, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	See Note #	Percentage (15)
Common Shares	Robert G. Brown (1)	12,206,611	(2)	59.3%
Common Shares	William H. Bartels (1)	12,206,611	(3)	59.3%
Common Shares	Christiaan M. Olivier (1)	125,000	(4)	*
Common Shares	Jack W. Partridge (1)	175,263	(5)	*
Common Shares	Lorrence T. Kellar (1)	177,804	(6)	*
Common Shares	Arthur B. Drogue (1)	29,000	(7)	*
Common Shares	R. Eric McCarthey (1)	12,000	(8)	*
Common Shares	Peter W. Brown (1)	122,693	(9)	*
Common Shares	Jeffery Mayer (1)	0	-	*
Common Shares	James R. Segreto (1)	364,560	(10)	1.8%
Common Shares	Kori G. Belzer (1)	424,477	(11)	2.0%
Common Shares	Gerard Marrone (1)	31,250	(12)	*
Common Shares	Steven J. Adolph (1)	31,250	(13)	*
Common Shares	Whittier Holdings, Inc.	1,215,455	(14)	5.9%
	100 Liberty Street, Suite 890
	Reno, NV 89501
Common Shares	All Executives and Directors	13,709,908	-	66.6%

*	Less than 1%
(1)	The address of such owners is c/o SPAR Group, Inc., 333 Westchester Avenue, South Building, Suite 204, White Plains, New York 10604.
(2)

Based solely on information contained in Amendment No. 1 to the Schedule 13D filed by Mr. Brown with the SEC on June 1, 2018. As of June 1, 2018, represents shares beneficially owned by the group identified in Mr. Brown's Schedule 13D, which group consists of Robert G. Brown and William H. Bartels. The 12,206,611 shares described in Mr. Brown's Schedule 13D (and in the table above) include: (a) 1,109,625 shares of Common Stock held in the Defined Benefit Pension Trust of SP/R, Inc. (f/k/a SPAR Burgoyne, Inc.) maintained for the benefit of Robert G. Brown; (b) 121,275 shares of Common Stock held in Robert G. Brown's spouse's 401(k) and Roth IRA accounts; (c) 5,686,018 shares of Common Stock beneficially owned by Robert G. Brown, which shares may be deemed beneficially owned by William H. Bartels as a result of Messrs. Brown's and Bartels' group membership acknowledged in their respective Schedule 13Ds; and (d) 5,289,693 shares of Common Stock beneficially owned by William H. Bartels, which shares may be deemed beneficially owned by Robert G. Brown as a result of Messrs. Brown's and Bartels' group membership acknowledged in their respective Schedule 13Ds.

(3)

Based solely on information contained in Amendment No. 1 to the Schedule 13D filed by Mr. Bartels with the SEC on June 1, 2018. As of June 1, 2018, represents shares beneficially owned by the group identified in Mr. Bartels' Schedule 13D, which group consists of Robert G. Brown and William H. Bartels. The 12,206,611 shares described in Mr. Bartels' Schedule 13D (and in the table above) include: (a) 6,916,918 shares of Common Stock beneficially owned by Robert G. Brown (comprising the shares identified in clauses (a) through (c) in footnote 2 directly above), which shares may be deemed beneficially owned by Mr. Bartels as a result of Messrs. Brown's and Bartels' group membership acknowledged in their respective Schedule 13Ds and (b) 5,289,693 shares of Common Stock beneficially owned by William H. Bartels.

(4)	Mr. Olivier's beneficial ownership includes 125,000 shares issuable upon exercise of options.
(5)	Mr. Partridge's beneficial ownership includes 156,308 shares issuable upon exercise of options and 1,000 shares restricted stock vesting by September 14, 2018.
(6)	Mr. Kellar's beneficial ownership includes 167,656 shares issuable upon exercise of options and 1,000 shares restricted stock vesting by September 14, 2018.
(7)	Mr. Drogue's beneficial ownership includes 25,000 shares issuable upon exercise of options and 1,000 shares restricted stock vesting by September 14, 2018.
(8)	Mr. McCarthey's beneficial ownership includes 10,000 shares issuable upon exercise of options.
(9)	Mr. Brown's beneficial ownership includes 25,000 shares issuable upon exercise of options.
(10)	Mr. Segreto's beneficial ownership includes 265,625 shares issuable upon exercise of options.
(11)	Ms. Belzer's beneficial ownership includes 417,265 shares issuable upon exercise of options.
(12)	Mr. Marrone's beneficial ownership includes 31,250 shares issuable upon exercise of options.
(13)	Mr. Adolph's beneficial ownership includes 31,250 shares issuable upon exercise of options.
(14)	Share ownership was confirmed by its Schedule 13G filed on February 7, 2018.
(15)

Percentage ownership is based on the total number of shares of Common Stock outstanding (20,672,704 shares) and the number of shares of Common Stock beneficially owned (including Common Stock currently obtainable under vested options, indirectly owned through retirement plans and beneficially owned by certain family members) by such person or group, in each case as of July 17, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act ("Section 16(a)") requires SGRP's directors and certain of its officers and persons who own more than 10% of SGRP's Common Stock (collectively, "Insiders") to file reports of ownership and changes in their ownership of SGRP's Common Stock with the Commission. Insiders are required by Commission regulations to furnish SGRP with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it for the year ended December 31, 2017, or written representations from certain reporting persons for such year, SGRP believes that its Insiders complied with all applicable Section 16(a) filing requirements for such year, with the exception that Mr. Brown untimely filed one report on Form 4 respecting one transaction and Mr. Olivier untimely filed one report on Form 3 respecting one transaction. All such Section 16(a) filing requirements have since been completed by each of the aforementioned individuals.

Transactions with Related Persons, Promoters and Certain Control Persons

SGRP's policy respecting approval of transactions with related persons, promoters and control persons is contained in the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Ethics Code"). The Ethics Code is intended to promote and reward honest, ethical, respectful and professional conduct by each director, executive, officer, employee, consultant and other representative of any of SGRP and its subsidiaries (together with SGRP, the "Company") and each other Covered Person (as defined in the Ethics Code) in his or her position with the Company anywhere in the world, including (among other things) serving each customer, dealing with each vendor and treating each other with integrity and respect, and behaving honestly, ethically and professionally with each customer, each vendor, each other and the Company. Article II of the Ethics Code specifically prohibits various forms of self-dealing (including dealing with relatives) and collusion and Article V of the Ethics Code generally prohibits each "Covered Person" (including SGRP's officers and directors) from using or disclosing the Confidential Information of the Company or any of its customers or vendors, seeking or accepting anything of value from any competitor, customer, vendor, or other person relating to doing business with the Company, or engaging in any business activity that conflicts with his or her duties to the Company, and directs each "Covered Person" to avoid any activity or interest that is inconsistent with the best interests of the SPAR Group, in each case except for any "Approved Activity" (as such terms are defined in the Ethics Code). Examples of violations include (among other things) having any ownership interest in, acting as a director or officer of or otherwise personally benefiting from business with any competitor, customer or vendor of the Company other than pursuant to any Approved Activity. Approved Activities include (among other things) any contract with an affiliated person (each an "Approved Affiliate Contract") or anything else disclosed to and approved by SGRP's Board of Directors (the "Board"), its Governance Committee or its Audit Committee, as the case may be, as well as the ownership, board, executive and other positions held in and services and other contributions to affiliates of SGRP and its subsidiaries by certain directors, officers or employees of SGRP, any of its subsidiaries or any of their respective family members. The Company's senior management is generally responsible for monitoring compliance with the Ethics Code and establishing and maintaining compliance systems, including those related to the oversight and approval of conflicting relationships and transactions, subject to the review and oversight of SGRP's Governance Committee as provided in clause IV.11 of the Governance Committee's Charter, and SGRP's Audit Committee as provided in clause I.2(l) of the Audit Committee's Charter. The Governance Committee and Audit Committee each consist solely of independent outside directors (see CORPORATE GOVERNANCE - Audit Committee and - Governance Committee, below). Also see Domestic Related Party Services, International Related Party Services, Related Party Transaction Summary, Affinity Insurance and Other Related Party Transactions and Arrangements, below.

SGRP's Audit Committee has the specific duty and responsibility to review and approve the overall fairness and terms of all material related-party transactions. The Audit Committee receives affiliate contracts and amendments thereto for its review and approval (to the extent approval is given), and these contracts are periodically (often annually) again reviewed, in accordance with the Audit Committee Charter, the Ethics Code, the rules of the Nasdaq Stock Market, Inc. ("Nasdaq"), and other applicable law to ensure that the overall economic and other terms will be (or continue to be) no less favorable to the Company than would be the case in an arms-length contract with an unrelated provider of similar services (i.e., its overall fairness to the Company, including pricing, payments to related parties, and the ability to provide services at comparable performance levels). The Audit Committee periodically reviews all related party relationships and transactions described below.

In addition, in order to (among other things) assist the Board and the Audit Committee in connection with an overall review of the Company's related party transactions and certain worker classification-related litigation matters, in April 2017 the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to (among other things) review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting each of the relationships and transactions discussed in this section.

The Special Subcommittee engaged Morrison Valuation & Forensic Services, LLC ("Morrison"), to perform a third-party financial evaluation of certain domestic related party relationships and transactions (principally with SAS and SBS) of the Company, which included the review of certain financial records of the Company (but not those of its affiliates)) and discussions with management of the Company. Their task included (among other things) the identification and mapping of and apparent purposes for and benefits from cash flows between the Company and its affiliates. Morrison identified a number of transactions between the parties, while not material, were inefficient, time consuming and of limited business value to the parties. They included expense reimbursement for indirect charges for supply purchases, corporate vendor service cost and use of corporate credit cards in the payment of vendor services. These inefficiencies have been and will continue to be addressed by the Company. The Special Subcommittee also engaged Holland & Knight to provide ongoing legal advice on related party issues, and Paul Hastings to provide ongoing legal advice on independent contractor classification issues, including the SBS Clothier Case (see Note 7 to the Company's Condensed Consolidated Financial Statements, Commitments and Contingencies - Legal Matters - SBS Clothier Litigation, in the 2017 Annual Report), and their advice is ongoing. See also Item 1A - Risk Factors – Dependence Upon and Cost of Services Provided by Affiliates and Use of Independent Contractors, Potential Conflicts in Services Provided by Affiliates, and Risks Related to the Company's Significant Stockholders: Potential Voting Control and Conflicts, and Item 3 - Legal Proceedings , in SGRP's Current Report on Form 10-Q, filed with the SEC on May 15, 2018 (the "Form 10-Q").

The Corporation is currently unable to predict the remaining duration and final results of this review by the Special Subcommittee.

Domestic Related Party Services:

SPAR Business Services, Inc. ("SBS"), SPAR Administrative Services, Inc. ("SAS"), and SPAR InfoTech, Inc. ("SIT"), are affiliates of SGRP but are not under the control or part of the consolidated Company. Mr. Robert G. Brown, a major stockholder of SGRP and a former Director and Chairman of SGRP, and Mr. William H. Bartels, a Director, Vice Chairman and a major stockholder of SGRP, are the sole stockholders of SBS. Mr. Brown is the sole stockholder of SIT. Mr. Brown is a director and officer of SBS and SIT. Mr. Bartels is a director and officer of SAS. The stockholders of SAS are Mr. Bartels and parties related to Mr. Brown and his family, each of whom is considered an affiliate of the Company for related party purposes because of their family relationships with Mr. Brown.

The Company executes the services it provides to its domestic clients primarily through field merchandising, auditing, assembly and other field personnel (each a "Field Specialist"), substantially all of whom have been independent contractors provided by SBS, and administers those services through local, regional, district and other personnel (each a "Field Administrator"), substantially all of whom have been provided by SAS. The Company paid $6.8 million and $5.9 million during the three months ended March 31, 2018 and 2017, respectively, to SBS for its provision as needed of approximately 4,220 of SBS's available Field Specialists in the U.S.A. (which amounted to approximately 52% and 83% of the Company's total domestic Field Specialist expense for the three months ended March 31, 2018 and 2017, respectively). The Company paid $1.1 million for both the three months ended March 31, 2018 and 2017, respectively, to SAS for its provision of its 57 and 55 full-time regional and district administrators (which amounted to approximately 91% and 92% of the Company's total domestic field administrative service cost for the three months ended March 31, 2018 and 2017). In addition to these field service and administration expenses, SAS also incurs other administrative expenses related to benefit and employment tax expenses of SAS and payroll processing, legal and other administrative expenses and SBS incurs expenses for processing vendor payments, legal defense and other administrative expenses (but those expenses are only reimbursed by SGRP to the extent approved by the Company as described below). The total cost recorded by the Company for the expenses of SBS and SAS in providing their services to the Company, including the "Cost Plus Fee" arrangement (as defined and discussed below) and other expenses paid directly by the Company on behalf of and invoiced to SBS and SAS, was $7.9 million and $6.9 million, for the three months ended March 31, 2018 and 2017, respectively.

The terms of the Amended and Restated Field Service Agreement with SBS dated as of January 1, 2004, as amended in 2011, and the Amended and Restated Field Management Agreement with SAS dated as of January 1, 2004 (each a "Prior Agreement"), defined reimbursable expenses and established a "Cost Plus Fee" arrangement where the Company paid SBS and SAS for their costs of providing those services plus a fixed percentage of such reimbursable expenses (the "Cost Plus Fee"). The parties have had negotiations respecting replacement agreements since the Prior Agreements expired on November 30, 2014. As further described below, a new Field Administration Agreement was entered into with SAS in 2016.

The Company and SBS have agreed to an arrangement for a revised Cost Plus Fee equal to 2.96% of the Field Specialists costs and certain other approved reimbursable expenses incurred by SBS in performing services for the Company, subject to certain offsetting credits. This arrangement went into effect on and has applied since December 1, 2014. The Company has offered a new agreement to SBS confirming that reimbursable expenses are subject review and approval by the Company, but SBS has rejected that proposal.

The Company believes its net costs for Field Specialists for the three months ended March 31, 2018 could have been approximately $270,000 less if it had been feasible for the Company to directly engage those Field Specialists on terms substantially similar to SBS.

No SBS compensation to any officer, director or other related party has been reimbursed or approved to date by the Company, and no such compensation reimbursements were made or approved under SBS's Prior Agreement. This is not a restriction on SBS since SBS is not controlled by the Company and may pay any compensation to any person that SBS desires out of its own funds. However, SBS has invoiced the Company monthly for certain such compensation payments from July 2017 to March 31, 2018, but the Company has rejected those invoices as non-reimbursable expenses. Since SBS is a "Subchapter S" corporation, all income from SBS is allocated to its stockholders (see above).

The Company has determined that the rates charged by SBS for the services of its field merchandising, auditing, assembly and other field personnel (each a "Field Specialist") are favorable to the Company when compared to other possible non-affiliate providers. SBS has advised the Company that those favorable rates are dependent (at least in part) on SBS's ability to continue to use independent contractors as its Field Specialists, that such Field Specialists generally provide greater flexibility at lower total costs as a result of their business independence and initiative, and that it has an agreement with each Field Specialist clearly confirming his, her, or its status as an independent contractor.

The appropriateness of SBS's treatment of its Field Specialists as independent contractors has been periodically subject to legal challenge (both currently and historically) by various states and others, SBS's expenses of defending those challenges and other proceedings have historically been reimbursed by the Company under SBS's Prior Agreement, and SBS's expenses of defending those challenges and other proceedings were reimbursed by the Company for the three months ended March 31, 2018 and 2017 (in the amounts of $60,000 and $85,000, respectively), after determination (on a case by case basis) that those defense expenses were costs of providing services to the Company. The Company has advised SBS that, since there is no currently effective comprehensive written services agreement with SBS, the Company will continue to review and decide each request by SBS for reimbursement of its legal defense expenses (including appeals) on a case-by-case basis in its discretion, including the relative costs and benefits to the Company. The Company has not agreed, and does not currently intend, to reimburse SBS for any judgment or similar amount (including any damages, settlement, or related tax, penalty, or interest) in any legal challenge or other proceeding against or involving SBS, and the Company does not believe it has ever done so (other than in insignificant nuisance amounts). However, there can be no assurance that SBS will be able to satisfy any such judgment or similar amount resulting from any adverse legal determination, that SBS or someone else will not claim, or that SBS will be able to successfully defend any claim, that the Company is liable (under applicable law, through reimbursement or indemnification, or otherwise) for any such judgment or similar amount imposed against SBS. Furthermore, there can be no assurance that SBS will succeed in defending any such legal challenge, the legal expenses of prolonged litigation and appeals could continue to be (and have from time to time been) significant, and prolonged litigation and appeals and any adverse determination in any such challenge could have a material adverse effect on SBS's ability to provide services needed by the Company and the Company's costs of doing business.

Current material and potentially material proceedings against SBS and, in one instance, the Company are described in Note 8 to the Company's Condensed Consolidated Financial Statements - Commitments and Contingencies - Legal Matters, in the Form 10-Q. These descriptions are based on an independent review by the Company and do not reflect the views of SBS, its management or its counsel.

Any prolonged continuation of or material increase in the legal defense costs of SBS (and thus the reimbursable expenses SBS may charge to and that may be paid by the Company to the extent reimbursement is approved by the Company in its discretion), the failure of SBS to satisfy any such judgment or similar amount resulting from any adverse legal determination against SBS, any claim by SBS, SAS, any other related party or any third party that the Company is somehow liable for any such judgment or similar amount imposed against SBS or SAS or any other related party, any judicial determination that the Company is somehow liable for any such judgment or similar amount imposed against SBS or SAS or any other related party (in whole or in part), any decrease in SBS's or SAS's performance (quality or otherwise), any inability by SBS or SAS to execute the services for the Company, or any increase in the Company's use of employees (rather than independent contractors) as its domestic Field Specialists, in each case in whole or in part, could have a material adverse effect on the Company or its performance or condition (including its assets, business, clients, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, prospects, sales, strategies, taxation or other achievement, results or condition), whether actual or as planned, intended, anticipated, estimated or otherwise expected.

On June 14, 2016, SAS and SPAR Marketing Force, Inc. ("SMF") entered into a new Field Administration Agreement (the "SAS Agreement"). In order to provide continuity with SAS's Prior Agreement, the SAS Agreement is effective and governs the relationship of the parties as of December 1, 2014, and amends, restates and completely replaces SAS's Prior Agreement. The SAS Agreement more clearly defines reimbursable and excluded expenses and the budget and approval procedures and continues the indemnifications and releases provided by SAS's Prior Agreement (which indemnifications and releases were and are comparable to those applicable to SGRP's directors and executive officers under its Restated By-Laws and applicable law). Specifically, the SAS Agreement reduced the Cost Plus Fee from 4% to 2% effective as of June 1, 2016.

On May 7, 2018, the Company gave a termination notice to SAS specifying July 31, 2018, as the end of the Service Term under (and as defined in) the SAS Agreement. The Company is negotiating and anticipates reaching a non-exclusive agreement with an independent third party vendor to provide substantially all of the domestic Field Administrators used by the Company. The Company expects a smooth and seamless transition to such new vendor that will provide the Company with continuity of great execution and be virtually unnoticeable to the Company's clients. (See Note 13 to the Company's Condensed Consolidated Financial Statements, Subsequent Events, in the Form 10-Q.

SGRP's Audit Committee has approved the SAS Agreement pursuant to its specific duty and responsibility to review and approve the overall fairness of all material related-party transactions, as more fully provided above in this note.

No SAS compensation to any officer, director or other related party (other than to Mr. Peter W. Brown, a related party as noted below, pursuant to previously approved budgets) has been reimbursed or approved to date by the Company, and no such compensation reimbursements were made or approved under SAS's Prior Agreement. This is not a restriction on SAS since SAS is not controlled by the Company and may pay any compensation to any person that SAS desires out of its own funds. Since SAS is a "Subchapter S" corporation, all income from SAS is allocated to its stockholders (see above).

Peter W. Brown ("Peter Brown") is an employee of SAS, is a director of SGRP, the nephew of SGRP's former Chairman and director (and a current significant stockholder), Mr. Robert G. Brown, is a director of SPAR BSMT and owns EILLC, which owns 10% interest in the Company's Brazilian subsidiary. Peter Brown was an official observer at the meetings of SGRP's Board from 2014 through December 2016 and was appointed as a Director on the Board as of May 3, 2018, replacing Mr. Robert G. Brown upon his retirement from the Board and Corporation at that date. Peter W. Brown also is, and since 2013 has been, a director of Affinity Insurance, Ltd (see Affinity Insurance, below). Accordingly, Peter Brown is an affiliate and related party in respect of the Corporation.

National Merchandising Services, LLC ("NMS"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the NMS membership interests and by National Merchandising of America, Inc. ("NMA"), through its ownership of the other 49% of the NMS membership interests. Mr. Edward Burdekin is the Chief Executive Officer and President and a director of NMS and also is an executive officer and director of NMA. Ms. Andrea Burdekin, Mr. Burdekin's wife, is the sole stockholder and a director of NMA and a director of NMS. NMA is an affiliate of the Company but is not under the control of or consolidated with the Company.

Resource Plus, Inc. ("RPI"), is a consolidated domestic subsidiary of the Company and is owned jointly by SGRP through its indirect ownership of 51% of the RPI membership interests and by Mr. Justus through his ownership of the other 49% of the RPI membership interests. (See Note 10 to the Company's Condensed Consolidated Financial Statements, Purchase of Interest in Subsidiaries, in the Form 10-Q).

International Related Party Services:

SGRP Meridian (Pty), Ltd. ("Meridian") is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 49% by the following individuals: Mr. Brian Mason, Mr. Garry Bristow, and Mr. Adrian Wingfield. Mr. Mason is President and a director and Mr. Bristow is an officer and director of Meridian. Mr. Mason is also an officer and director and 50% shareholder of Merhold Property Trust ("MPT"). Mr. Mason and Mr. Bristow are both officers and directors and both own 50% of Merhold Cape Property Trust ("MCPT"). Mr. Mason, Mr. Bristow and Mr. Wingfield are all officers and own 46.7%, 20% and 33.3%, respectively of Merhold Holding Trust ("MHT") which provides similar services like MPT. MPT owns the building where Meridian is headquartered and also owns 2 vehicles both of which are subleased to Meridian. MCPT provides a fleet of 126 vehicles to Meridian under a 4 year lease program. These leases are provided to Meridian at local market rates included in the summary table below.

SPAR Todopromo is a consolidated international subsidiary of the Company and is owned 51% by SGRP and 49% by the following individuals: Mr. Juan F. Medina Domenzain, Juan Medina Staines, Julia Cesar Hernandez Vanegas, and Jorge Medina Staines. Mr. Juan F. Medina Domenzain is an officer and director of SPAR Todopromo and is also majority shareholder (90%) of CONAPAD ("CON") which supplied administrative and operational consulting support to SPAR Todopromo in 2016.

In August 2016, Mr. Juan F. Medina Domenzain ("JFMD"), partner in SPAR Todopromo, purchased the warehouse that was being leased by SPAR Todopromo. The lease expired on December 31, 2017, and was renewed until December 31, 2020.

The Company's subsidiary in Brazil, SPAR Brasil Servicos de Merchandising e Tecnologia S.A., a Brazilian corporation ("SPAR BSMT") has contracted with Ms. Karla Dagues Martins, a Brazilian citizen and resident and sister to Mr. Jonathan Dagues Martins, President and a part owner of SPAR BSMT, to handle the labor litigation cases for SPAR BSMT and its subsidiaries. These legal services are being provided to them at local market rates by Ms. Martins' company, Karla Martins Sociedade de Advogados ("KMSA"). Accordingly, Mr. Jonathan Dagues Martins and Ms. Karla Dagues Martins are each an affiliate and a related party in respect of the Company.

Summary of Related Party Transactions:

The Company believes it is the largest and most important customer of SBS, SAS, MPT, MCPT, MHT, CON, JFMD and KMSA (and from time to time may be their only customer), and accordingly the Company generally has been able to negotiate better terms, receives more personal and responsive service and is more likely to receive credits and other financial accommodations from SBS, SAS, MPT, MCPT, MHT, CON, JFMD and KMSA than the Company could reasonably expect to receive from an unrelated service provider who has significant other customers and business. SBS, SAS and other material affiliate contracts and arrangements are annually reviewed and considered for approval by SGRP's Audit Committee, subject to the ongoing negotiations with SBS as described above.

 Affinity Insurance:

In addition to the above, SAS purchases insurance coverage for worker compensation, casualty and property insurance risk for itself, for SBS on behalf of its Field Specialists that require such insurance coverage (all who do not provide their own), and for the Company from Affinity Insurance, Ltd. ("Affinity"). SAS owns a minority (less than 1%) of the common stock in Affinity. Based on informal arrangements between the parties, the Affinity insurance premiums for such coverage are ultimately charged (through SAS) for their fair share of the costs of that insurance to SMF, SAS (which then charges the Company) and SBS.

In addition to those required periodic premiums, Affinity also requires payment of cash collateral deposits ("Cash Collateral"), and Cash Collateral amounts are initially determined and from time to time re-determined (upward or downward) by Affinity.  The Cash Collateral deposit with Affinity since 2012 now totals approximately $965,000; approximately $379,000 of that Cash Collateral was allocable to SBS and approximately $296,000 of that Cash Collateral was allocable to SMF and the balance of approximately $290,000 was allocated to other affiliates of the Company.  The Cash Collateral deposits allocable to SBS have been paid by SAS on behalf of SBS, SAS received advances to make such payments from SBS, and SBS in turn received advances to make such payments from SMF.  The Cash Collateral deposits allocable to SMF have been paid by SAS on behalf of SMF, and SAS received advances to make such payments from SMF.  SAS, SBS and SMF are currently negotiating reimbursement and security agreements to document and confirm those advances totaling approximately $675,000 and repayment obligations.

Affinity from time to time may (in the case of a downward adjustment in such periodic premiums or the Cash Collateral) make refunds, rebates or other returns of such periodic premiums and Cash Collateral deposits to SAS for the benefit of itself, SBS and SMF (as returned, "Affinity Refunds").  SAS is obligated to return to SBS, and SBS is obligated to return to SMF, any and all Affinity Refunds allocable to SBS in repayment of the corresponding advances.  SAS is obligated to return to SMF any and all Affinity Refunds allocable to SMF in repayment of the corresponding advances.

Other Related Party Transactions and Arrangements:

In July 1999, SMF, SBS and SIT entered into a perpetual software ownership agreement providing that each party independently owned an undivided share of and had the right to unilaterally license and exploit their "Business Manager" internet job scheduling software (which had been jointly developed by such parties), and all related improvements, revisions, developments and documentation from time to time voluntarily made or procured by any of them at its own expense. Business Manager and its other proprietary software and applications are used by the Company for (among other things) the scheduling, tracking, coordination and reporting of its merchandising and marketing services and are accessible via the internet or other applicable telecommunication network by the authorized representatives of the Company and its clients through their respective computers and mobile devices. In addition, SPAR Trademarks, Inc. ("STM"), a wholly owned subsidiary of SGRP, SBS and SIT entered into separate perpetual trademark licensing agreements whereby STM has granted non-exclusive royalty-free licenses to SIT and SBS (and through them to their commonly controlled subsidiaries and affiliates by sublicenses, including SAS) for their continued use of the name "SPAR" and certain other trademarks and related rights of STM. SBS and SAS provide services to the Company, as described above, SIT assisted in the Brazilian acquisition at a cost to the Company of $49,000, as described below, and SIT no longer provides services to and does not compete with the Company.

Through arrangements with the Company, SBS (owned by Mr. Bartels and Mr. Brown), SAS (owned by Mr. Bartels and family members of Mr. Brown), and other companies owned by Mr. Brown participate in various benefit plans, insurance policies and similar group purchases by the Company, for which the Company charges them their allocable shares of the costs of those group items and the actual costs of all items paid specifically for them. All such transactions between the Company and the above affiliates are paid and/or collected by the Company in the normal course of business.

CORPORATE GOVERNANCE

Board Structure, Leadership and Risk Oversight

The Board of Directors of the Corporation (the "Board") is responsible for the overseeing the management, policies and direction of the Corporation and its subsidiaries (collectively, the Company"), both directly and through its committees (as described below), pursuant to the authority conferred by the Corporation's Restated By-Laws, charters and policies and by applicable law. The Board's responsibilities include (without limitation) the appointment and oversight of the Company's executive officers. The Board also is actively involved in the oversight of risks that could affect the Company, both directly and through its committees with respect to the most significant risks facing the Company (including material strategic, market or operational risks). Pursuant to their respective charters, the Board has established and delegated various oversight and other responsibilities to the Audit Committee (and its Special Subcommittee), the Compensation Committee, and the Governance Committee, as such committees are defined and more fully described below under the headings "Audit Committee and its Special Subcommittee", "Compensation Committee" and "Governance Committee".

The Board believes its leadership role for the Corporation is strengthened by having a majority of its members be independent directors, who meet regularly as an independent body and provide leadership through their industry experience and knowledge and the actions of the independent committees they chair, and by having its two largest stockholders and Chief Executive Officer as members of the Board. The Board also has established separate positions for the Chairman of the Board (the "Chairman"), which is a non-executive position, for the Lead Director of the Board (the "Lead Director"), and for SGRP's Chief Executive Officer (who also is its President), which the Board believes better enables the Chairman and Lead Director to focus on long term strategic development and planning provide Board leadership and to facilitate meaningful communications between the Board and the Corporation's management, and the Chief Executive Officer to focus his time and energy on managing the Corporation's sales and operations. The Board believes this leadership structure has enhanced its ability to effectively carry out its responsibilities on behalf of the Corporation's stockholders as well as its oversight of the Corporation's management and overall corporate governance. Mr. Arthur B. Drogue is the Corporation's Chairman and Lead Director (as well as Chairman of the Governance Committee and Special Subcommittee of the Audit Committee), and Mr. Christiaan M. Olivier is the Corporation's Chief Executive Officer and President.

To assist the Board and its Committees in their respective oversight roles, the Corporation's Chief Executive Officer brings members of the Company's management from various business or administrative areas into meetings of the Board or applicable Committee from time to time to make presentations, answer questions and provide insight to the members, including insights into areas of potential risk. Each Committee endeavors to satisfy its responsibilities through: (i) its receipt and review of regular reports directly from officers responsible for oversight of particular risks within the Company, (ii) direct communications by the Committee or its Chairman with the Corporation's senior management, (iii) independent principal accountants (in the case of the Audit Committee) and counsel respecting such matters and related risks, (iv) its executive sessions, (v) its reports (generally through its Chairman) to the full Board respecting the Committee's considerations and (vi) if applicable, actions and recommendations regarding such matters and risks as deemed appropriate.

Risk oversight is conducted primarily through the Audit Committee, but also is conducted through the Compensation Committee or Governance Committee, as applicable. The Audit Committee is responsible for overseeing the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company and regularly considers (among other things) financial, reporting, internal control, related party, legal and other issues and related risks and uncertainties material to the Company. The Compensation Committee is responsible for overseeing and regularly considers the performance and compensation of the executives, director compensation and the other compensation, equity incentive, related policies, and benefits of the Company. The Governance Committee is responsible for overseeing and regularly considers the finding, vetting and nomination of directors and committee members for the Board and senior Executives for SGRP, and the content and application of the 'Ethics Code, corporate documents and governance policies and practices.

The Audit Committee, its Special Committee, the Compensation Committee and the Governance Committee each consist solely of independent outside directors. Mr. R. Eric McCarthey is Chairman of the Audit Committee, Mr. Jack W. Partridge is Chairman of the Compensation Committee, and Mr. Arthur B. Drogue is Chairman of the Governance Committee as well as the Special Subcommittee of the Audit Committee.

Board Meetings

The Board meets regularly to receive and discuss operating and financial reports presented by management of SGRP and its advisors. During the year ended December 31, 2017, the Board held four regular meetings in person and one special meeting by telephone. Each incumbent Director is required to attend 75% of the board meetings. In 2017, all incumbent members attended at least 75% of the meetings.

Board Size

The current Board size has been fixed at seven directors. Mr. Lorrence T. Kellar is retiring as an independent director from the Board and as a member of its Audit, Compensation, Governance and Special Committees, effective immediately prior to the Effective Time of Mr. Mayer's appointment to the Board, but Mr. Kellar has not officially retired to date. Pursuant to SGRP's Restated By-Laws, the Board will seek two independent directors in order to have a majority of independent directors on the Board, and the number of directors on the Board will automatically adjust to the amount needed as new independent directors are appointed to the Board.

Board Committees

From time to time the Board may establish permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. Currently, SGRP has three permanent standing committees; the Audit Committee, the Compensation Committee and the Governance Committee and one temporary Special Subcommittee of the Audit Committee as noted below. An audit committee is required by the Nasdaq Stock Market, Inc. ("Nasdaq"), the SEC, and applicable law. While SGRP is not similarly required to have either a compensation committee or governance committee, certain responsibilities assigned to these committees in their respective charters are required to be fulfilled by independent directors by Nasdaq Rules or SEC Rules. Each of the charters for those Committees requires that all of its members be independent directors.

The standing committees of the Board are the Audit Committee of the Board (the "Audit Committee"), the Compensation Committee of the Board (the "Compensation Committee"), the Governance Committee of the Board (the "Governance Committee"), and the special subcommittee of the Audit Committee (the "Special Subcommittee"), as provided in the Corporation's Restated By-Laws and their respective charters (See Limitation of Liability and Indemnification Matters below).

Each Committee size is currently fixed at four independent directors. but will be reduced automatically to a fixed size of three directors effective upon Mr. Kellar's actual retirement. Upon identifying acceptable candidates who are willing to serve as independent director on the Board and its Committees, the Board intends to increase the fixed size of each Committee accordingly and appoint the appropriate candidate(s) to the Board and each of its Committees.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities respecting the accounting, auditing and financial reporting and disclosure principles, policies, practices and controls of the Company, the integrity of the Company's consolidated financial statements, the audits of the financial statements of the Company and the Company's compliance with legal and regulatory requirements and disclosure. The specific functions and responsibilities of the Audit Committee are set forth in the written Amended and Restated Charter of the Audit Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Audit Charter"), approved and recommended by the Audit Committee and Governance Committee and adopted by the Board on May 18, 2004. The Audit Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and other applicable law, which are reflected in the Audit Charter. You can obtain and review a current copy of the Audit Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Audit Charter was amended and restated to reflect the evolution of the Audit Committee's expanding responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to all audit committees. The Audit Committee reviews and reassesses the Audit Charter annually and recommends any needed changes to the Board for approval. The Audit Committee's most recent review was in November of 2017, when it determined no changes were then needed in the Audit Charter.

The Audit Committee (among other things and as more fully provided in the Audit Charter):

(a)	Serves as an independent and objective party to monitor the Company's financial reporting process and internal accounting and disclosure control system and their adequacy and effectiveness;

(b)

Is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (hereinafter referred to as the "Company's Independent Accountants");

(c)	Resolves disagreements between the Company's senior management and the Company's Independent Accountants regarding financial reporting;

(d)	Communicates directly with the Company's Independent Accountants;

(e)	Reviews and appraises the audit efforts of the Company's Independent Accountants, including the plans for and scope of the audit, the audit procedures to be utilized and results of the audit;

(f)	Provides an open avenue of communication among the Company's Independent Accountants, the Company's financial and senior management and the Board;

(g)

Reviews and approves, in advance, all non-audit services to be performed by the Company's Independent Accountants, either individually or through policies and procedures for particular types of services to be performed within specified periods;

(h)	Reviews the performance, qualifications and independence of the Company's Independent Accountants;

(i)	Reviews the financial reports and other financial information provided by SGRP to any governmental body or the public;

(j)	Encourages continuous improvement of, and fosters adherence to, the Company's accounting controls, disclosure controls, risk management and similar policies, procedures and practices at all levels;

(k)	Reviews and approves the overall fairness of all material related-party transactions; and

(l)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Audit Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Audit Committee currently consists of Messrs. McCarthey (its Chairman), Kellar (who is retiring immediately prior to the Effective Time), Partridge, and Drogue, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under its Charter, Nasdaq Rules and SEC Rules. In connection with his re-nomination as a Director, the Governance Committee and the Board re-determined that Mr. McCarthey was qualified to be the "Audit Committee financial expert" as required by Nasdaq Rules, SEC Rules and other applicable law.

During the year ended December 31, 2017, the Audit Committee met four times in regular meetings in person and four times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities respecting the performance and compensation of the executives and the other compensation, equity incentive and related policies of the Company, through which the Company endeavors to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment while facilitating the business strategies and long-range plans of the Company. The specific functions and responsibilities of the Compensation Committee are set forth in the written Charter of the Compensation Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Compensation Charter"), approved and recommended by the Compensation Committee and Governance Committee and adopted by the Board on May 18, 2004. The Compensation Committee also is given specific functions and responsibilities by and is subject to Nasdaq Rules, SEC Rules, Sarbanes-Oxley and other applicable law. You can obtain and review a current copy of the Compensation Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Compensation Charter was adopted to reflect the evolution of the Compensation Committee's informal responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws and other applicable law pertaining to compensation committees. The Compensation Committee reviews and reassesses the Compensation Charter annually and recommends any needed changes to the Board for approval. The Compensation Committee's most recent review was in November of 2017, when it determined no changes were then needed in the Compensation Charter.

The Compensation Committee (among other things and as more fully provided in the Compensation Charter):

(a)

Oversees the existing and proposed compensation plans, policies and practices of the Company, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice, all in order to (i) attract and retain quality directors, executives and employees, (ii) provide total compensation competitive with similar companies, (iii) reward and reinforce the attainment of the Company's performance objectives, and (iv) align the interests of SGRP's directors and the Company's executives and employees with those of SGRP's stockholders (the "Company's Compensation Objectives");

(b)	Reviews the Company's existing and proposed Compensation Objectives from time to time and recommends to the Board any necessary or desirable changes or additions to such objectives;

(c)	Reviews the performance of and establishes the compensation for the Company's senior executives;

(d)

Oversees the Company's stock option, stock purchase and other benefit plans and severance policies, and reviews and recommends to the Board any necessary or desirable changes or additions to any such plan, policy or practice; and

(e)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Compensation Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Compensation Committee currently consists of Messrs. Partridge (its Chairman), Kellar (who is retiring immediately prior to the Effective Time), Drogue and McCarthey, all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with its Charter, Nasdaq Rules and SEC Rules.

During the year ended December 31, 2017, the Compensation Committee met four times in regular meetings in person and two times in special meetings by telephone. All incumbent members attended at least 75% of the meetings.

Governance Committee

The Governance Committee assists the Board in fulfilling its oversight responsibilities respecting the nomination of directors and committee members for the Board and the corporate documents and governance policies and practices of the Corporation. The specific functions and responsibilities of the Governance Committee are set forth in the written Charter of the Governance Committee of the Board of Directors of SPAR Group, Inc., Dated (as of) May 18, 2004 (the "Governance Charter"), approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. The Governance Committee also is given specific functions and responsibilities by and is subject to the Nasdaq Rules, SEC Rules, Sarbanes-Oxley, and other applicable law, which are reflected in the Governance Charter. You can obtain and review a current copy of the Governance Charter on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab. The Governance Charter was adopted to reflect the evolution of the Governance Committee's informal responsibilities, the adoption of Sarbanes-Oxley, and changes in Nasdaq Rules, SEC Rules, securities laws, and other applicable law pertaining to governance committees. The Governance Committee reviews and reassesses the Governance Charter, Nomination Policy and Ethics Code (as such terms are defined below), as well as the Restated By-Laws of the Corporation and the other Committee Charters, annually and recommends any needed changes to the Board for approval. The Governance Committee's most recent review was in November of 2017, when it determined no changes were then needed in the Governance Charter, Nomination Policy, Ethics Code, and the Restated By-Laws of the Corporation and the other Committee Charters.

The Governance Committee (among other things and as more fully provided in the Governance Charter):

(a)

Oversees the identification, vetting and nomination of candidates for directors and senior Executives of SGRP and the selection of committee members, reviews their qualifications (including outside director independence) and recommends any proposed nominees to the Board;

(b)	Oversees SGRP's organizational documents and policies and practices on corporate governance and recommends any proposed changes to the Board for approval;

(c)

Oversees the 'Ethics Code and other internal policies and guidelines and monitors the Corporation's enforcement of them and incorporation of them into the Corporation's culture and business practices; and

(d)

May retain independent counsel, accountants or others to assist it in the conduct of an investigation or such other action as the Governance Committee may otherwise determine as necessary to carry out its duties under its Charter and applicable law, the fees and expenses of all of which will be paid by the Corporation.

The Governance Committee currently consists of Messrs. Drogue (its Chairman), Kellar (who is retiring immediately prior to the Effective Time), Partridge and McCarthey, all of whom are non-employees of the Company and have been determined by the Governance Committee and the Board to be independent directors in accordance with its Charter, Nasdaq Rules and SEC Rules.

During the year ended December 31, 2017, the Governance Committee met four times in regular meetings in person, two times in special meetings in person, three times in special meetings by telephone and three times informally in executive session by telephone. All incumbent members attended at least 75% of the meetings.

Special Subcommittee

In addition, in order to (among other things) assist the Board and the Audit Committee in connection with an overall review of the Company's related party transactions and certain worker classification-related litigation matters, in April 2017 the Board formed a special subcommittee of the Audit Committee (the "Special Subcommittee") to (among other things) review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting each of the relationships and transactions discussed in the description of the Company's Transactions with Related Persons, Promoters and Certain Control Persons herein and in Note 11 to the Company's Consolidated Financial Statements - Related Party Transactions , in SGRP's 2017 Annual Report on Form 10-K filed with the SEC on April 2, 2018 (the "2017 Annual Report") (including those described in such description, below, and in such Note under Domestic Related Party Services ). The Special Subcommittee has commenced that review with the assistance of special auditors and counsel currently being retained by such Subcommittee. See also Item 1A - Risk Factors – Dependence Upon and Cost of Services Provided by Affiliates and Use of Independent Contractors, Potential Conflicts in Services Provided by Affiliates, and Risks Related to the Company's Significant Stockholders: Potential Voting Control and Conflicts, and Item 3 - Legal Proceedings, in the 2017 Annual Report.

The Special Subcommittee engaged Morrison Valuation & Forensic Services, LLC ("Morrison"), to perform a third-party financial evaluation of certain domestic related party relationships and transactions (principally with SAS and SBS of the Company, which included the review of certain financial records of the Company (but not those of its affiliates) and discussions with management of the Company. Their task included (among other things) the identification and mapping of and apparent purposes for and benefits from cash flows between the Company and its affiliates. Morrison identified a number of transactions between the parties, while not material, were inefficient, time consuming and of limited business value to the parties. They included expense reimbursement for indirect charges for supply purchases, corporate vendor service cost and use of corporate credit cards in the payment of vendor services. These inefficiencies have been and will continue to be addressed by the Company. The Special Subcommittee also engaged Holland & Knight to provide legal advice on related party issues, and Paul Hastings to provide legal advice on independent contractor classification issues, including the SBS Clothier Case (see Note 7 to the Company's Consolidated Financial Statements, Commitments and Contingencies - Legal Matters - SBS Clothier Litigation, in the 2017 Annual Report), and their advice is ongoing.

The Special Subcommittee currently consists of Messrs. Drogue (its Chairman), Kellar (who is retiring immediately prior to the Effective Time), McCarthey, and Partridge, each of whom has been determined by the Governance Committee and the Board to meet the independence requirements for Audit Committee members under Nasdaq Rules and SEC Rules.

During the year ended December 31, 2017, the Special Subcommittee met two times in person, three times in special meetings by telephone and two times informally in executive session by telephone. All incumbent members attended at least 75% of the meetings.

The Company is currently unable to predict the remaining duration and final results of this review by the Special Subcommittee.

Director Nominations: Experience, Integrity, Diversity and other Criteria

The Governance Committee oversees the identification, vetting and nomination of candidates for directors and the selection of committee members, the review of their qualifications (including outside director independence), and recommends any proposed nominees to the Board in accordance with the Governance Charter and with the SPAR Group, Inc. Statement of Policy Regarding Director Qualifications and Nominations dated as of May 18, 2004 (the "Nomination Policy"), as approved and recommended by the Governance Committee and adopted by the Board on May 18, 2004. You can obtain and review a current copy of this policy on the Company's web site (www.sparinc.com), which is posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

The Nomination Policy, applicable law and exchange rules require that a majority of the directors of the Board and all members of the Audit Committee (and its Special Subcommittee), Compensation Committee and Governance Committee satisfy the independence requirements applicable to Audit Committee members under the applicable Nasdaq Rules and SEC Rules. Each of the Audit Charter, Compensation Charter and Governance Charter also contain the same requirements that all of their respective members satisfy such independence requirements.

The Nomination Policy identifies numerous characteristics believed important by the Board for any nominee for director and provides that each nominee for director should possess as many of them as practicable. These desirable characteristics include (among other things) the highest professional and personal ethics and integrity, sufficient time and attention to devote to Board and Committee duties and responsibilities, strong relevant business and industry knowledge and contacts, and business and financial sophistication, common sense and wisdom, the contribution to the diversity of perspectives in the Board and its Committees, and the ability to make informed judgments on a wide range of issues, the ability and willingness to exercise and express independent judgments, and the apparent ability and willingness to meet or exceed the Board's performance expectations. The Nomination Policy specifically recognizes the desirability of ethnic, racial, gender and geographic diversity for the Board but does not specify any metrics for evaluating potential candidates in that regard. However, the Governance Committee takes all relevant factors (including such diversity) into account when identifying and evaluating candidates for Board membership.

Performance expectations for each director have also been established by the Board in the Nomination Policy, including (among other things) the director's regular preparation for, attendance at and participation in all meetings (including appropriate questioning), support and advice to management in his areas of expertise, maintenance of focus on the Board's agenda, understanding the business, finances, plans and strategies of Company, professional and collegial interaction, acting in the best interests of the Company and the stockholders, and compliance with the Company's Ethics Code.

Candidates for vacant positions on the Board may be suggested to the Governance Committee from time to time by its members or by officers or other directors of the Corporation. The Governance Committee generally will consider recommending the re-nomination of incumbent directors in accordance with the Nomination Policy, provided that they continue to satisfy the applicable personal characteristic criteria and performance expectations. The Nomination Policy reflects the Board's belief that qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of SGRP, and that the value of these benefits may outweigh many other factors. However, the Governance Committee is not required to recommend to the Board the nomination of any eligible incumbent director for re-election. (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, in the Proxy Statement).

In considering the potential director nominee slate (including incumbent directors) to recommend to the Board, the Nomination Policy directs the Governance Committee to take into account: (i) the benefits of incumbency, as noted above; (ii) any perceived needs of Board, any Committee or the Company at the time for business contacts, skills or experience or other particular desirable personal characteristics; (iii) the collegiality of Board members; (iv) the need for independent directors or financial experts under that Policy or applicable law for the Board or its Committees; (v) any other requirements of applicable law or exchange rules; and (vi) the desirability of ethnic, racial, gender and geographic diversity. The Governance Committee will consider proposed nominees from any source, including those properly submitted by stockholders (See Stockholder Communications - Submission of Stockholder Proposals and Director Nominations, in the Proxy Statement).

Each potential nominee for director is required to complete and submit an officers' and directors' questionnaire as part of the process for making director nominations and preparation of SGRP's Annual Reports on Form 10-K and its Proxy Statements delivered annually to SGRP's stockholders in advance of SGRP's annual stockholders' meetings. With new nominees, the process also includes interviews and background checks.

With the exception of Mr. Mayer, each director was reviewed, approved and recommended by the Governance Committee and nominated by the Board. Based on their respective officers' and directors' questionnaires, the Governance Committee and Board each determined that Mr. Arthur B. Drogue, Mr. Jack W. Partridge, Mr. R. Eric McCarthey and Lorrence T. Kellar (who is retiring immediately prior to the Effective Time) are independent directors under Nasdaq Rules and SEC Rules, as required by the Nominations Policy and the committee charters, and that Mr. R. Eric McCarthey is an "audit committee financial expert" under SEC Rules, as required by such rules and the Audit Charter.

Ethics Codes

SGRP has adopted codes of ethical conduct applicable to all of its directors, officers and employees, as approved and recommended by the Governance Committee and Audit Committee and adopted by the Board, in accordance with Nasdaq Rules and SEC Rules. These codes of conduct (collectively, the "Ethics Code") consist of: (1) the SPAR Group Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives Amended and Restated (as of) March 15, 2018 (the "Restated Ethical Code"); and (2) Statement of Policy Regarding Personal Securities Transactions in SGRP Stock and Non-Public Information, as amended and restated on May 1, 2004, and as further amended through March 10, 2011. Both Committees were involved because general authority over the Ethics Codes shifted from the Audit Committee to the Governance Committee with the adoption of the committee charters on May 18, 2004. However, the Audit Committee retained the express duty to review and approve the overall fairness of all material related-party transactions. You can obtain and review current copies of such code and policy on the Company's web site (www.sparinc.com), which are posted and available to stockholders and the public under the Investor Relations tab and Corporate Governance sub-tab.

Limitation of Liability and Indemnification Matters

The Corporation's Certificate of Incorporation, as amended, eliminates the liability of all directors to the Corporation and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the maximum extent such liability can be eliminated or limited under the Delaware General Corporation Law, as amended (the "DGCL"), which applies to the Corporation as a Delaware corporation. The DGCL permits a certificate of incorporation to include a provision eliminating such personal liability of its directors, and such elimination is effective under the DGCL, except that such liability currently may not be eliminated or limited under the DGCL (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Corporation's Restated By-Laws (as hereinafter defined) provide that the Corporation must indemnify each of its current and former directors, executive officers and other designated persons (including those serving its affiliates in such capacities at the Corporation's request), and may in the Board's discretion indemnify the other current and former officers, employees and other agents of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by DGCL. The Restated By-Laws also provide that the Corporation must advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, subject to such person's agreement to the extent required by the DGCL under the circumstances to reimburse the Corporation if such person is not entitled to indemnification. The Restated By-Laws and these mandatory indemnification provisions were approved and recommended by the Governance Committee and adopted by the Board of Directors of the Corporation in order to conform to the current practices of most public companies and to attract and maintain quality candidates for its directors and management, and are included in the Restated By-Laws. A current copy of the Restated By-Laws is posted and available to stockholders and the public on the Corporation's web site (www.sparinc.com).

Section 145 of the DGCL provides that the Corporation (as a Delaware corporation) has the power to indemnify under various circumstances anyone who is or was serving as a director, officer, employee or agent of the Corporation or (at its request) another corporation, partnership, joint venture, trust or other enterprise, which includes indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), but only if (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) in the case of any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iii) in the case of any suit by or in the right of the Corporation in which the person is adjudged to be liable to the Corporation, the applicable court determines such person is nevertheless fairly and reasonably entitled to such indemnification under the circumstances. Section 145 of the DGCL also permits the Corporation to pay or advance the expenses (including attorneys' fees) actually and reasonably incurred by any such person in defending any such action, suit or proceeding, and requires that the Corporation indemnify such person for such unpaid expenses upon a successful defense of such action, suit or proceeding.

The Company maintains director and officer liability insurance that (subject to deductibles, maximums and exceptions) covers most liabilities arising out of the acts or omissions of any officer, director, employee or other covered person, both for the benefit of the Company and the direct benefit of its directors and officers, regardless of whether the Restated By-Laws or DGCL Section 145 would permit indemnification of the matters covered by such insurance. The Restated By-Laws and DGCL Section 145 expressly permit the Corporation to secure such insurance and expressly provide that their respective indemnification provisions are not exclusive of any other rights to which the indemnified party may be entitled, including such insurance.

At present, there is no pending action, suit or proceeding involving any director, officer, employee or agent of the Company in which indemnification has been sought and will be required or permitted. The Company is not aware of any pending or threatened action, suit or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION, DIRECTORS AND OTHER INFORMATION

Stock-Based Compensation Plans

The Corporation believes that it is desirable to align the interests of its directors, executives, employees and consultants with those of its stockholders through their ownership of shares of Common Stock issued by SGRP ("SGRP Shares"). Although the Corporation does not require its directors, executives, employees or consultants to own SGRP Shares, the Corporation believes that it can help achieve this objective (i) by providing long term equity incentives through the issuance to its eligible directors, executives, employees or consultants of options to purchase SGRP Shares and other stock-based awards, which it believes it has done pursuant to the 2008 Plan (as defined below), and the 2018 Plan (as defined below), if approved by SGRP's stockholders, and (ii) by facilitating the purchase of SGRP Shares at a modest discount by all of its eligible executives, employees and consultants who elect to participate in its Employee or Consultant Stock Purchase Plans (as defined below). In particular, the Corporation believes that granting stock-based awards (including restricted stock and options to purchase SGRP Shares) to such directors, executives, employees and consultants encourages growth in their ownership of SGRP Shares, which in turn leads to the expansion of their stake in the long-term performance and success of the Corporation.

SGRP has granted stock option and restricted stock awards to the Company's eligible directors, officers and employees and consultants providing services to the Company to purchase SGRP Shares pursuant to the 2008 Stock Compensation Plan (as amended, the "2008 Plan"). SGRP's stockholders approved and adopted the 2008 Plan in May 2008, as the successor to various predecessor stock option plans (each a "Prior Plan") with respect to all new awards issued, and an amendment to the 2008 Plan in May 2009, permitting the discretionary repricing of existing awards. SGRP also has granted stock options that continue to be outstanding under the Prior Plans. Each Prior Plan will continue to be active for the purposes of any remaining outstanding options and other awards issued under it for so long as such options are outstanding.

At the last annual meeting of SGRP's stockholders, SGRP's stockholders approved the 2018 Stock Compensation Plan (the "2018 Plan"), which is substantially similar to the 2008 Plan except for its one year initial term and resetting the maximum award shares available to 600,000 under the 2018 Plan and provides (like the 2008 Plan) for the granting of restricted SGRP Shares, stock options to purchase SGRP Shares (either incentive or nonqualified), and restricted stock units, stock appreciation rights and other awards based on SGRP Shares ("Awards") to SGRP Directors and the Company's specified executives, employees and consultants providing services to the Company.

The 2008 Plan terminated upon the adoption of the 2018 Plan, and thereafter no further Awards may be made under the 2008 Plan. Awards granted prior to the end the term of the 2008 Plan shall continue to be governed by the 2008 Plan (which 2008 Plan shall continue in full force and effect for that purpose).

The 2018 Plan has an initial term that ends on May 31, 2019, and no Award may be granted thereafter under this Plan, unless an extension or elimination of such initial term Plan is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. In any event, no Award may be granted under the 2018 Plan on or after the tenth (10th) anniversary of the Effective Date of the 2018 Plan unless an extension of the term of the 2018 Plan is approved by stockholders of the Corporation if and as required pursuant to the 2018 Plan and Applicable Law. Awards granted prior to the end the term of the 2018 Plan shall continue to be governed by the 2018 Plan (which 2018 Plan shall continue in full force and effect for that purpose).

Stock options granted under the 2008 Plan or the 2018 Plan have a maximum term of ten years, except in the case of incentive stock options granted to employee's who are greater than 10% stockholders (whose terms are limited to a maximum of five years), and SGRP has generally issued options having those maximum terms.

The 2018 Plan resets and limits the maximum number of shares of Common Stock that may be issued pursuant to Awards made under (and as defined in) the 2008 Plan to 600,000 shares (the "2018 Plan Maximum"), subject to adjustment as provided in the 2008 Plan (see below). 340,000 shares remained available for Awards under (and as defined in) the 2008 Plan as of April 10, 2018, and none of those 340,000 shares are included in or increase the 2018 Plan Maximum (i.e., no carryover from the 2008 Plan). None of those 340,000 shares will be issued under the 2008 Plan upon and following the stockholder approval of the 2018 Plan (when the ability to issue new awards and the availability of those 340,000 shares for new awards under 2008 Plan will end). Any reduction in such 340,000 share availability through any new issuances of Awards (as defined therein) under the 2008 Plan after April 10, 2018, will reduce such 600,000 share initial availability under the 2018 Plan by the same number of shares (if any). The 2018 Plan limits the number of shares of Common Stock that may be issued pursuant to Awards made on a particular grant date under the 2018 Plan (the "2018 Plan Availability") to the remainder of (a) the 2018 Plan Maximum minus (b) the sum at such time of the number of shares of Common Stock covered by all outstanding Awards issued under the 2018 Plan. (See Proposal 5 – Ratification and Approval of the Adoption of The 2018 Stock Compensation Plan -- Summary of the 2018 Stock Compensation Plan, in SGRP's definitive Proxy Statement respecting its Annual Meeting of Stockholders held on May 2, 2018, as filed with the SEC on April 18, 2018).

The 2008 Plan (as amended in 2009) and the 2018 Plan give SGRP's Compensation Committee authority to adjust the 2018 Plan Maximum and 2018 Plan Availability upon the occurrence of certain changes in the Corporation's capitalization or structure, and the full authority and complete flexibility from time to time to designate and modify (in its discretion) one or more of the outstanding Awards (including their exercise and base prices and other components and terms) to (among other things) restore their intended values and incentives to their holders. However, the exercise price, base value or similar component (if equal to SGRP's full stock price at issuance) of any Award cannot be lowered to an amount that is less than the Fair Market Value (as defined in the 2008 Plan) on the date of the applicable modification, and no modification can adversely affect an awardee's rights or obligations under an award without the awardee's consent. No further consent of SGRP's stockholders is required for any repricing or other modification of any outstanding or other award under the 2008 Plan, including those previously issued under the Prior Plans. To date, Awards have only been repriced once (in 2009) pursuant to this authority. The 2018 Plan contains the same authority for any repricing or other modification of any outstanding or other award.

Restricted stock, stock options and other stock-based awards may be issued under the 2018 Plan, and may have been issued under the 2008 Plan, from time to time by SGRP in its discretion to the Company's executives and other employees and generally are included in the annual incentive plans of SGRP's executives. Each year the Compensation Committee establishes (with recommendations from management) a budget for the maximum number of SGRP Shares that may be awarded in the applicable year (although Awards to new employees may not be covered by such budget in the Committee's discretion). The Company's management may present recommendations for such awards to the Compensation Committee at any of its regular quarterly meetings, although recently most recommendations have been made at the August meeting other than those for new employees. The Chairman of the Board or the Compensation Committee may make those recommendations respecting the Company's Chief Executive Officer, and the Chief Executive Officer makes those recommendations respecting the Company's other executive and senior officers, as well as for any new officer or employee, and each of those executive officers in turn are allocated potential award shares for their departments and make recommendations respecting those under their supervision (subject to review and approval by the Chief Executive Officer). In recommending to the Compensation Committee the actual number of restricted stock, stock options (and options shares covered) or other stock-based Award to be granted to each individual, the person making the recommendation makes an assessment of the individual's contribution to these or decrease in the participant's abilities, responsibilities and performance of his or her duties. The Compensation Committee will review and discuss managements' recommendations at its meeting and determines whether and to what extent to approve and grant the proposed restricted stock, stock options (and options shares covered) or other stock-based Awards to executives, employees and consultants of the Company and its consultants pursuant to the 2018 Plan and did so pursuant to the 2008 Plan.

The stock option Awards issued under the 2008 Plan were typically "nonqualified" (as a tax matter), had a ten (10) year maximum life (term) and vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company (or an applicable consultant), and will likely be the same under the 2018 Plan, but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Stock-based compensation cost is measured on the grant date, based on the fair value of the stock options Award calculated at that date, and is recognized as compensation expense on a straight-line basis over the requisite service period, which generally is the options' vesting period. Fair value is calculated using the Black-Scholes option pricing model.

The Restricted Stock Awards issued under the 2008 Plan vest during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company (or an applicable consultant), and will likely be the same under the 2018 Plan, but "nonqualified" Awards have must generally have at least a three vesting period (other than for independent directors). Restricted Stock is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Corporation's common stock. The shares of stock are issued and value is recognized as compensation ratably over the requisite period which generally is the Award's vesting period.

Following are the specific valuation assumptions used for options granted in 2017:

Expected volatility	45.0%
Expected dividend yields	0.0%
Expected term	5 years
Risk free interest rate	1.83%
Expected forfeiture rate	5.0%

Stock option Award activity for the years ended December 31, 2017 and 2016 is summarized below:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
	Covered	Exercise	Contractual	Value
Option Awards	Shares	Price	Term (Years)	(thousands)
Outstanding at January 1, 2016	2,839,784	$1.04	5.17	$753
Granted	635,000	0.97	–	–
Exercised/cancelled	54,497	–	–	–
Forfeited or expired	309,235	–	–	–
Outstanding at December 31, 2016	3,111,052	$0.98	4.74	$678
Granted	943,000	1.05	–	–
Exercised/cancelled	110,187	0.87	–	–
Forfeited or expired	592,288	–	–	–
Outstanding at December 31, 2017	3,351,577	$0.96	5.17	$1,221
Exercisable at December 31, 2017	2,234,327	$0.92	3.05	$1,000

The weighted-average grant-date fair value of stock option Awards granted during the year ended December 31, 2017 was $0.47. The total intrinsic value of stock option Awards exercised during the year ended December 31, 2017 and 2016 was $16,000 and $33,000, respectively.

The Company recognized $187,000 and $279,000 in stock-based compensation expense relating to stock option Awards during the years ended December 31, 2017 and 2016, respectively. The recognized tax benefit on stock based compensation expense related to stock options during the years ended December 31, 2017 and 2016, was approximately $71,000 and $106,000, respectively.

As of December 31, 2017, total unrecognized stock-based compensation expense related to stock options was $472,000. This expense is expected to be recognized over a weighted average period of approximately 3.0 years, and will be adjusted for changes in estimated forfeitures.

Restricted Stock

The restricted stock Awards previously issued under the 2008 Plan vested during the first four years following issuance at the rate of 25% on each anniversary date of their issuance so long as the holder continues to be employed by the Company (or an applicable consultant). Restricted stock granted under the 2008 Plan is measured at fair value on the date of the grant, based on the number of shares granted and the quoted price of the Corporation's common stock. The shares of stock are issued and value is recognized as compensation expense ratably over the requisite service period which generally is the Award's vesting period. In 2017, the Corporation did not issue restricted stock Awards to its employees or Directors.

The following table summarizes the activity for restricted stock Awards during the years ended December 31, 2017 and 2016:

		Weighted-
		Average
		Grant Date
		Fair Value
	Shares	per Share
Unvested at January 1, 2016	183,450	$1.39
Granted	25,000	0.92
Vested	(33,875)	1.46
Forfeited	(42,575)	1.30
Unvested at December 31, 2016	132,000	1.32
Granted	–	–
Vested	(22,800)	1.53
Forfeited	(40,800)	1.08
Unvested at December 31, 2017	68,400	$1.38

During the years ended December 31, 2017 and 2016, the Company recognized approximately $38,000 and $50,000, respectively, of stock-based compensation expense related to restricted stock. The recognized tax benefit on stock based compensation expense related to restricted stock during the years ended December 31, 2017 and 2016 was approximately $14,000 and $19,000, respectively.

During the years ended December 31, 2017 and 2016, the total fair value of restricted stock vested was $24,000 and $34,000, respectively.

As of December 31, 2017, total unrecognized stock-based compensation expense related to unvested restricted stock Awards was $16,000, which is expected to be expensed over a weighted-average period of 1 year.

Stock Purchase Plans

In 2001, SGRP adopted its 2001 Employee Stock Purchase Plan (the "ESP Plan"), which replaced its earlier existing plan, and its 2001 Consultant Stock Purchase Plan (the "CSP Plan"). These plans were each effective as of June 1, 2001. The ESP Plan allows employees of the Company, and the CSP Plan allows employees of the affiliates and other applicable consultants of the Company to purchase SGRP's Common Stock from SGRP without having to pay any brokerage commissions. On August 8, 2002, SGRP's Board approved a 15% discount for employee purchases of Common Stock under the ESP Plan and recommended that its affiliates pay 15% of the value of the stock purchased as a cash bonus for affiliate consultant purchases of Common Stock under the CSP Plan.

EXECUTIVE COMPENSATION, EQUITY AWARDS AND OPTIONS

Compensation of Directors

The following table sets forth all compensation costs of the Corporation for services rendered to it by its directors (other than any Named Officer), and certain other amounts that may have been received by or allocated to them, for the year ended December 31, 2017. The Corporation has not given restricted stock awards to its directors and does not have pension plans or non-qualified deferred compensation plans for its directors, so those columns have been omitted.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards (expense) ($) (2)	All Other Compensa- tion ($)	Total ($)

Jack W. Partridge	2017	60,625	910	-	61,535
Lorrence T. Kellar	2017	53,750	910	-	54,660
Arthur B. Drogue	2017	68,125	910	-	69,035
R. Eric McCarthey	2017	63,125	1,000	-	64,125

(1)	Individual elements of Directors Compensation are noted below.

(2)

These are not amounts actually paid to or received by the named director. These are "compensation expenses" for restricted stock or stock option awards recognized by the Corporation under generally accepted accounting principles computed in accordance with ASC-718-10.

Discussion of Directors' Compensation

The Compensation Committee administers the compensation of directors pursuant to SGRP's Director Compensation Plan for its outside Directors, as approved and amended by the Committee from time to time (the "Directors Compensation Plan"), as well as the compensation for SGRP's executives. The Directors Compensation Plan was modified in the May2018, quarterly meeting of the Compensation Committee, effective May 3, 2018. The Directors Compensation Plan applies to: (i) each director determined by the Governance Committee and Board to be independent directors under Nasdaq Rules and SEC Rules, as required by the Nominations Policy and the committee charters (each an "Independent Director"), currently consisting of Mr. Arthur B. Drogue, Mr. Jack W. Partridge, Mr. R. Eric McCarthey and Mr. Lorrence T. Kellar (who is retiring immediately prior to the Effective Time); and (ii) each other director who (although not an Independent Director) is not otherwise an employee or Executive of SGRP or any subsidiary of SGRP (each a "Non-Employee Director"), consisting of Mr. Peter W. Brown currently and (after the Effective Time) Mr. Jeffery Mayer.

Under the Directors Compensation Plan (in effect through March 31, 2019), since May 2018: Mr. Arthur B. Drogue, for serving as Chairman of the Board, Lead Director, an Independent Director and (after Mr. Kellar's Retirement) Chairman of the Governance Committee, is and has been entitled to receive director's fees of $90,000 per annum; each Independent Director (other than Mr. Drogue) and each Non-Employee Director, is and has been entitled to receive entitled to receive director's fees of $55,000 per annum; Mr. R. Eric McCarthey is and has been entitled to receive additional $10,000 per annum fee for chairing the Audit Committee, Mr. Jack W. Partridge is and has been entitled to receive additional director's fees of $7,500 per annum fee for chairing the Compensation Committee, and Mr. Lorrence T. Kellar (who is retiring immediately prior to the Effective Time) has been entitled to receive additional director's fees of $7,500 per annum fee for chairing the Governance Committee; in each case payable quarterly in cash. Prior to May 2018, Mr. Drogue was entitled to receive additional director's fees $10,000 per annum fee for acting as Lead Director and additional director's fees $7,500 per annum fee for chairing the Governance Committee.

Under the Directors Compensation Plan taking effect for all periods on and after April 1, 2017: each Independent Director and Non-Employee Director" is entitled to receive director's fees of $55,000 per annum; each applicable Independent Director is entitled to receive for chairing the applicable committee an additional $10,000 per annum fee in the case of the Audit Committee Chairman and an additional $7,500 per annum fee in the case of the Compensation Committee Chairman and Governance Committee Chairman; and the Independent Director serving as Lead Director is entitled to receive an additional $10,000 per annum; in each case payable quarterly in cash.

In March of 2014, the Compensation Committee determined to begin using restricted stock Awards rather than stock options as the primary form for new Awards to Independent Directors under the 2018 Plan, as the Compensation Committee believed such Awards would (on balance) be more favorable to the recipients, less costly to the Corporation and less dilutive to the Corporation's stockholders. They recommended that grants of restricted stock Awards covering four SGRP Shares be substituted for each ten SGRP Shares that would have been covered by corresponding stock option Awards if utilized.

In addition to their cash compensation, in the past each Independent Director received options to purchase 10,000 SGRP Shares upon acceptance of the directorship, options to purchase 10,000 additional SGRP Shares after one year of service, and options to purchase 10,000 additional SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which typically coincides with the annual meeting of stockholders). All such options have an exercise price equal to 100% of the fair market value of a SGRP Share at the date of grant and vest 100% on the first anniversary of the Award's grant date. When restricted stock awards are used, each Independent Director would receive 4,000 restricted SGRP Shares upon acceptance of the directorship, 4,000 additional SGRP Shares after one year of service, and 4,000 additional restricted SGRP Shares for each additional year of service thereafter (typically granted by the Corporation at the regularly scheduled board meeting which typically coincides with the annual meeting of stockholders). All restricted SGRP Shares vest 25% on the first anniversary of the Award's grant date for a period of four years. The Compensation Committee approved the resumption of the annual Independent Director equity awards in their March 16, 2017, board meeting, effective with the 2017 annual meeting of stockholders.

All of those options to Independent Directors have been granted under the 2018 Plan, under which each member of the Board is eligible to participate. Independent Directors will be reimbursed for all reasonable expenses incurred during the course of their duties. There is no additional compensation for committee participation, phone meetings, or other Board activities.

Audit and Compensation Committee Interlocks and Insider Participation

No member of the Board's Audit Committee, Compensation Committee or Governance Committee was at any time during the year ended December 31, 2017, or at any other time an officer or employee of the Company. No executive officer of the Company or Board member serves as a member of the board of directors, audit, compensation or governance committee of any other entity that has one or more executive officers serving as a member of SGRP's Board, Audit Committee, Compensation Committee or Governance Committee, except for the positions of Messrs. Brown and Bartels as directors and officers of SGRP and as directors and officers of each of its affiliates, including SBS, SAS and SIT, as applicable (See - Transactions with Related Persons, Promoters and Certain Control Persons, above).

OTHER BUSINESS

SGRP is not aware of any other business to be presented in connection with this Information Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov or on the "Investor Relations" tab of our website at www.sparinc.com.